Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and between

AT&T SERVICES, INC.

and

MAGALLANES, INC.

Dated as of April 8, 2022

TRANSITION SERVICES AGREEMENT

EXHIBIT A

SCHEDULE I

SCHEDULE II

SCHEDULE III

SCHEDULE IV

EXHIBITS & SCHEDULES

Exhibit A	Definitions
Schedule I	Forward Services and Fees
Schedule II	Reverse Services and Fees
Schedule III	Excluded Services
Schedule IV	Dependent or Interrelated Services

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 8, 2022 (the “Effective Date”), by and between AT&T SERVICES, INC., a Delaware corporation (“AT&T”), and MAGALLANES, INC., a Delaware corporation (“Spinco” and together with AT&T, each, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, AT&T Inc., a Delaware corporation (“AT&T Parent”), Spinco, Discovery, Inc., a Delaware corporation (“Discovery”), and Drake Subsidiary, Inc., a Delaware corporation and a wholly owned Subsidiary of Discovery (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 17, 2021 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub shall merge with and into Spinco (the “Merger”), with Spinco as the surviving entity in the Merger, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, AT&T Parent and Discovery agreed to duly execute, or cause their applicable Affiliates to duly execute, a transition services agreement with such terms and conditions as set forth on Exhibit I to the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Spinco desires that AT&T provide certain services to Spinco and its Subsidiaries on a transitional basis to the extent described in Schedule I attached to this Agreement (the “Forward Services”) and AT&T desires that Spinco provide certain services to AT&T Parent and its Subsidiaries on a transitional basis to the extent described in Schedule II attached to this Agreement (the “Reverse Services,” together with the Forward Services, each, a “Service” and collectively, the “Services”).

NOW, THEREFORE, in consideration of the foregoing and the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Provision of Services. Except as otherwise provided in this Agreement, on the terms and subject to the conditions set forth in this Agreement, Service Provider shall, or shall cause one or more of its Affiliates to, including through one or more third-party vendors in accordance with Section 1.4), provide to Service Recipient and its designated Subsidiaries, solely for use in connection with the Spinco Business or Remainco Business, as applicable, and the operation of Service Recipient and its Subsidiaries, each of the services described in Schedule I or Schedule II, as applicable, in each case, as Schedule I or Schedule II may be supplemented, modified, substituted or otherwise amended from time to time in accordance with Section 1.3, commencing on the Effective Date and continuing through the Term, unless (a) otherwise specified for a particular Service in Schedule I or Schedule II, as applicable, (b) a particular Service is terminated in accordance with the terms and conditions hereof, (c) otherwise mutually agreed to by Service Provider and Service Recipient in writing, or (d) this Agreement is terminated in accordance with this Agreement prior to the expiration of the Term. Except as otherwise expressly set forth in this Agreement (including Schedule I and Schedule II, as applicable), (i) solely with respect to each of Schedule I and Schedule II, all references therein to “Spinco” shall be deemed to include its Subsidiaries, (ii) solely with respect to Schedule I, all references therein to “Service Provider” shall also be deemed to refer to the applicable member of the Remainco Group and (iii) solely with respect to Schedule II, all references therein to “AT&T” shall also be deemed to refer to the applicable member of the Remainco Group. For the avoidance of doubt, capitalized terms used but not defined in Schedule I or Schedule II shall have their respective meanings ascribed to them herein.

Section 1.2 Quality and Scope of Services.

(a) On the terms and subject to the conditions of this Agreement, the Services shall be provided in accordance with applicable Law and in the manner, quality, frequency and timeliness consistent with the manner, quality, frequency and timeliness of the Services as provided by Service Provider to Service Recipient and its Subsidiaries in connection with the Spinco Business or the Remainco Business, as applicable, during the Lookback Period (the “Service Standard”).

(b) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Service (and without limiting Service Provider’s rights under Section 1.10):

(i) Service Provider shall not be bound to apply a standard of care higher than the Service Standard; and

(ii) Service Provider may, in its sole discretion:

(A) perform or cause its Affiliates to perform (including through one or more third-party vendors, in accordance with Section 1.4) such Service substantially consistent with any improved or enhanced practice (as compared to the Service Standard) as Service Provider deems reasonably prudent; and

(B) with respect to any Service that is provided by Service Provider (including through one or more third-party vendors, in accordance with Section 1.4) to other segments of its own business, otherwise make changes from time to time in the manner in which such Service is provided if:

(w) Service Provider is making similar changes in the manner in which such Service is provided for its own businesses and, as a result of such similar changes, Service Provider would not, through the use of commercially reasonably efforts, be able to continue to deliver the Service hereunder on an unchanged basis without incurring significant additional costs;

(x) Service Provider consults in good faith with Service Recipient with respect to such change;

(y) Service Provider furnishes to Service Recipient at least twenty (20) days’ prior written notice which shall describe such change to be made, including any increase or decrease (in each case, not to exceed ten percent (10%)), as the case may be, in the Service Fee related thereto); provided that, solely with respect to sub-schedule TSA 1 of Schedule I, such increase or decrease in the Service Fee shall apply only to the individual portion of the Service Fee, as identified on such sub-schedule TSA 1, that corresponds to the affected Service (or portion thereof); and

(z) Service Provider will treat Service Recipient consistent with the manner in which it treats its own Business and the business of its Affiliates who, prior to such change, used such Service in a comparable manner (including comparable quality, frequency, and level of usage) to Service Recipient’s use of such Service.

Section 1.3 Additional Services and Omitted Services.

(a) In the event Service Recipient requests that Service Provider provide additional services that are not Omitted Services (“Additional Services”), Service Provider shall consider such request in good faith and if Service Provider is willing to provide such Additional Services, in Service Provider’s reasonable discretion, the Parties shall negotiate in good faith to agree on the terms upon which Service Provider would provide such Additional Services and the amounts payable by Service Recipient for such Additional Services. In the event that Service Provider agrees to provide any such Additional Service, such Additional Service shall be added to Schedule I or Schedule II, as applicable, in each case, and be deemed Services hereunder and, accordingly, Service Provider shall, and shall cause its Affiliates, as applicable, to, provide (including through one or more third-party vendors, in accordance with Section 1.4 such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement, and in consideration for the provision of such Additional Services, Service Recipient shall pay to Service Provider the Service Fee mutually agreed to by the Parties for each such Additional Service. For the avoidance of doubt, (i) Service Provider shall have no obligation to provide any Additional Services if the Parties failed to agree on the terms thereof (including, for the avoidance of doubt, the amounts payable by Service Recipient for such Additional Services) and (ii) any such Additional Services shall continue for a term agreed upon between the Parties and shall not exceed the end of the Term.

(b) Within ninety (90) days following the Effective Date, if Service Recipient or any of its respective Affiliates identify any services that Service Provider or its Affiliates provided to Service Recipient and its Subsidiaries in connection with the Spinco Business or the Remainco Business, as applicable, during the Lookback Period and that are reasonably necessary in order for such Business to operate in substantially the same manner in which such Business operated during the Lookback Period, then Service Recipient may request such service by providing request thereof in writing to Service Provider explaining why Service Recipient believes such service is required to operate the Spinco Business or the Remainco

Business, as applicable. On Service Recipient’s written request in accordance with the preceding sentence, Service Provider shall provide Service Recipient and its Affiliates with any such services as requested by Service Recipient (collectively, the “Omitted Services”); provided that Service Provider shall have no obligation to provide (i) any of the Services listed on Schedule III attached hereto, (ii) any Omitted Service if Service Provider (x) determines, in its reasonable discretion, that Service Provider or its Affiliates would not be obligated to perform such Omitted Service if such Omitted Service had been set forth on Schedule I or Schedule II, as applicable, as of the Effective Date due to any of the circumstances set forth in Section 1.10(a) or (y) is unable to provide such Omitted Service or is unable to provide such Omitted Service to the Service Standard because the personnel who performed such Omitted Service for Service Provider or its Affiliates during the Lookback Period are no longer employed by Service Provider or its Affiliates or are otherwise unavailable to Service Provider to perform and Service Provider, using commercially reasonable efforts, is unable to replace such personnel without an undue burden on or material costs incurred by Service Provider or its Affiliates, or (iii) any Omitted Service of which the Parties fail to agree on the terms (including, for the avoidance of doubt, the amounts payable by Service Recipient for such Omitted Service) (provided that the Parties have negotiated in good faith to agree to the terms of such Omitted Service). All such Omitted Services shall be added to Schedule I or Schedule II, as applicable, in each case, and be deemed Services hereunder. Any such Omitted Service shall be provided in accordance with the terms of this Agreement but shall not include any services that Service Provider and its Affiliates do not provide (either themselves or through third-party vendors) to the Business of Service Recipient during the Lookback Period. In consideration for the provision of such Omitted Services, Service Recipient shall pay to Service Provider the Service Fee mutually agreed to by the Parties for each such Omitted Service; provided that such Service Fee shall be calculated using a methodology consistent with that which was used to determine the Service Fees for the Services as of the Effective Date in accordance with Section 2.1.

Section 1.4 Use of Affiliates and Third-Party Vendors.

(a) Subject to the terms and conditions set forth in this Section 1.4, Service Provider may, in its sole discretion, use one or more Affiliates or third-party vendors to provide the Services under this Agreement. Any third-party vendors (i) not previously used to provide a Service during the Lookback Period or (ii) not otherwise currently providing substantially similar services to Service Provider or its Affiliates, as applicable, must be approved by Service Recipient, with such approval not to be unreasonably withheld, conditioned or delayed. Service Provider shall remain responsible for the performance of the Services, as well as any act or omission, by any of its Affiliates or third-party vendors in their performance of the Services.

(b) All of Service Provider’s and its Affiliates’ personnel and third-party vendors providing Services on behalf of Service Provider to Service Recipient and its Subsidiaries in accordance with this Agreement shall remain and shall be deemed to be for all purposes, including all compensation and employees benefits purposes, representatives, employees, independent contractors or agents of Service Provider or its Affiliates or such third-party vendors, and not of Service Recipient or its Subsidiaries.

Section 1.5 Pass-Through Warranties. Service Provider shall use commercially reasonable efforts to pass through to Service Recipient any and all third-party representations, warranties and indemnities, if any, with respect to any software, technology, services or materials included in the Services or used by Service Provider to provide the Services, to the extent permitted by the terms of Service Provider’s agreement with such third party. Service Provider agrees to reasonably cooperate with Service Recipient to enforce such representations, warranties and indemnities for the benefit of Service Recipient. Service Recipient shall pay, in accordance with Section 2.2, Service Provider’s costs and expenses incurred by Service Provider or any of its Affiliates in connection with Service Provider’s compliance with this Section 1.5; provided that (i) Service Provider is enforcing such representations, warranties and indemnities due to a breach by such third party of its agreement with Service Provider that solely impacts Service Recipient; and (ii) to the extent permitted by applicable Law, Service Recipient has provided written consent to Service Provider prior to Service Provider incurring such costs and expenses. In the event that the representation, warranty or indemnity that is being enforced pursuant to this Section 1.5 is due to a breach that affects both Parties, Service Recipient shall pay, in accordance with Section 2.2, Service Provider’s costs and expenses incurred by Service Provider or any of its Affiliates, and shall be entitled to share in any recovery, on a pro rata basis based on the extent that such enforcement relates to any benefit allocable to Service Recipient described in this Section 1.5.

Section 1.6 Disclaimer of Warranties

Except as otherwise expressly set forth in this Agreement, none of Service Provider or any of its Affiliates or any other Person makes any representations or warranties regarding its provision of any or all of the Services. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SERVICE PROVIDER NOR ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SERVICES, INCLUDING IN RESPECT OF THE MANNER, QUALITY, FREQUENCY OR TIMELINESS OF THE SERVICES, AND NEITHER SERVICE PROVIDER NOR ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, NO ENCUMBRANCES, SYSTEM INTEGRATION ACCURACY, WORKMANLIKE EFFORT OR WARRANTIES ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED BY SERVICE RECIPIENT ON BEHALF OF ITSELF AND ITS AFFILIATES. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SERVICE PROVIDER, ITS AFFILIATES OR THEIR AUTHORIZED REPRESENTATIVES OR THIRD-PARTY VENDORS SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF SERVICE PROVIDER’S OR ITS AFFILIATES’ OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT.

Section 1.7 Independent Contractor; Employees. The Parties acknowledge and agree that each Party is engaged in a business that is independent from that of the other Party and that Service Provider and its Affiliates shall perform the Services under this Agreement as independent contractors with the sole right to supervise, manage, operate, control and, direct the performance of the Services, including the right to designate which resources Service Provider and its Affiliates shall assign to perform any Service and the right to remove and replace any such resources at any time or, subject to Section 1.4, to designate a third-party vendor to perform such Service. Service Provider and its Affiliates shall have and maintain exclusive control over all of their respective employees, agents, third-party vendors, other contractors and operations. Service Provider and its Affiliates shall be solely responsible for payment of compensation to their employees. Service Provider and its Affiliates shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax Laws with respect to such employees. Service Provider and its Affiliates have no authority (express, implied or apparent) by virtue of this Agreement or the Services hereunder to represent Service Recipient and its Subsidiaries as to any matters or to incur any obligations or liability on behalf of Service Recipient or its Subsidiaries, and Service Provider and each of its Affiliates shall not be, act as, purport to act as, or be deemed to be, the agent, representative or employee of Service Recipient or its Subsidiaries by virtue of this Agreement or the Services hereunder. Service Recipient and its Subsidiaries have no authority (express, implied or apparent) by virtue of this Agreement or the Services hereunder to represent Service Provider or its Affiliates as to any matters or to incur any obligations or liability on behalf of Service Provider and its Affiliates, and Service Recipient and its Subsidiaries shall not be, act as, purport to act as, or be deemed to be, the agent, representative or employee of Service Provider and any of its Affiliates by virtue of this Agreement or the Services hereunder. No partnership, joint venture, association, alliance, syndicate or other entity, or fiduciary, employee/employer, principal/agent or any relationship other than that of independent contractors is created by virtue of this Agreement or the Services hereunder, expressly or by implication. Except as expressly set forth herein, neither Party shall gain, by virtue of this Agreement or the Services hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property owned by the other.

Section 1.8 Cooperation; Resources.

(a) On the terms and subject to the conditions set forth in this Agreement, Service Provider and Service Recipient shall use good faith efforts to cooperate with each other, and to cause their Affiliates to cooperate with each other, in all matters relating to the provision of Services. Such cooperation shall include, subject to Article V and applicable Laws, (i) exchanging information reasonably requested by the other Party and (ii) cooperating, as reasonably requested by the other Party, in obtaining timely decisions, approvals and acceptances, and obtaining all consents, licenses, sublicenses or approvals necessary or desirable in order to permit each Party to perform its obligations under this Agreement in a timely and efficient manner (“Third-Party Consents”); provided that Service Provider shall be responsible for obtaining any such Third-Party Consents; provided, further, that Service Recipient agrees to cooperate in seeking such Third-Party Consents. Except as provided in Section 1.8(b), in no event shall Service Provider or any of its Affiliates be required to make any non-de minimis payment, incur any non-de minimis liability, commence any litigation or make any non-de minimis concession (financial or otherwise) to obtain any Third-Party Consents contemplated by this Agreement. Service Recipient shall use commercially reasonable efforts to provide information and documentation sufficient for Service Provider to satisfy its obligations under this Agreement. In connection with the Services, each Party shall make available for consultation with the other Party, either electronically, telephonically or in person, those employees and consultants or other service providers of such Party reasonably necessary for the effective provision of the Services.

(b) In the event any costs, fees or expenses are incurred by Service Provider or any of its Affiliates in connection with obtaining or soliciting any Third-Party Consents, such costs, fees and expenses shall be the responsibility of, and shall be paid by, Service Recipient, and Service Recipient shall reimburse Service Provider and its Affiliates in accordance with Section 2.2; provided that: (i) Service Recipient has provided written consent to Service Provider prior to Service Provider incurring such costs, fees and expenses; (ii) such costs, fees, and expenses are documented and (iii) Service Provider has used commercially reasonable efforts to minimize such costs. Service Recipient shall cooperate with Service Provider in seeking such Third-Party Consents.

(c) If a third party does not provide a Third-Party Consent or the Third-Party Consent has expired or been withdrawn before the end of the relevant Service Term, Service Provider shall, as soon as reasonably practicable, inform Service Recipient thereof in writing. If Service Recipient continues using such Service, Service Recipient will be responsible for any Damages arising from the use of the relevant Service without a required Third-Party Consent; provided that Service Provider (i) has notified Service Recipient of the fact that the relevant Third-Party Consent has not been provided or has expired or has been withheld; and (ii) has provided commercially reasonable alternative arrangements reasonably acceptable to Service Recipient for the provision of any affected Service; provided that the Parties shall cooperate and negotiate in good faith to determine the terms of the alternative service (including, among other things, the reasonable, documented amounts to be paid based on costs actually incurred for any such alternative service (such fees to be paid in accordance with Section 2.2, and to include any out-of-pocket costs incurred by Service Provider or its Affiliates in providing or arranging for such alternative service); it being understood that Service Provider shall have no obligation to provide such alternative services unless the terms of the alternative service are agreed between the Parties in accordance with this Section 1.8(c).

(d) Each Party shall appoint an employee of such Party, reasonably acceptable to the other Party, to act as its services coordinator (the “AT&T Service Coordinator” and the “Spinco Service Coordinator,” as the case may be, and each, a “Service Coordinator” and collectively, the “Service Coordinators”), who shall be directly responsible for coordinating and managing the delivery of the Services and shall have authority to act on the appointing Party’s behalf with respect to matters relating to this Agreement. Each Service Coordinator shall (i) work with the personnel of the appointing Party to periodically address issues and matters raised by the other Party related to this Agreement and (ii) serve as the appointing Party’s primary liaison with the other Party’s Service Coordinator but, for purposes of clarification, not be the sole liaison of the appointing Party or its employees or third-party vendors with the other Party or its employees. Each Party shall use commercially reasonable efforts to maintain the same individual as its Service Coordinator throughout the Term, but in the event that, despite such efforts, the appointing Party determines to replace such individual, the appointing Party may replace its Service Coordinator with another employee of the appointing Party upon written notice to the other Party. The initial AT&T Service Coordinator shall be Neeta Joseph and the initial Spinco Service Coordinator shall be Lisa Pols.

(e) The Service Coordinators shall generally be available, one to the other, as reasonably necessary to coordinate the provision of Services. The Service Coordinators shall make themselves available to meet, either electronically, telephonically or in person, at such times as determined by the Service Coordinators to discuss the Services being provided, any problems with the Services or Service Fees and any proposed modifications or extensions of this Agreement, but in no event less often than once per month (unless otherwise agreed to by the Service Coordinators); provided that nothing in this Section 1.8(e) shall be deemed to impose an obligation on Service Provider to modify or extend any Services other than as expressly set forth herein. Each Party shall at all times during the Term maintain a Service Coordinator.

Section 1.9 Information from Service Provider; No Duty of Verification. Service Provider and its Affiliates shall not be liable for any impairment of any Service to the extent caused by their not receiving information or access to Persons and documents or required decisions on the part of Service Recipient or its Subsidiaries, either timely or at all; provided that Service Provider has used reasonable efforts to notify the applicable Service Coordinator (orally or in writing) of such failure to receive such information, access or decision and the impact of such failure on Service Provider’s or its Affiliates’ provision of the Services, or by their receiving inaccurate or incomplete information from Service Recipient or its Subsidiaries that is required or reasonably requested by Service Provider. Service Provider and its Affiliates shall not have any responsibility for verifying the accuracy or completeness of any information given to them by or on behalf of Service Recipient or its Subsidiaries for the purpose of providing any Service.

Section 1.10 Exceptions to Service Provider’s Obligation to Perform.

(a) Notwithstanding anything to the contrary contained in this Agreement, Service Provider shall not be required to provide or cause its Affiliates to provide (including through any third-party vendor) any Service or any portion thereof (i) to the extent that the performance of such Service or any portion thereof (A) would require Service Provider or its Affiliates (or, if applicable, any such third-party vendor) to violate any applicable Law that becomes effective after the date hereof, or (B) would result in the breach of any contract or agreement due to (x) a failure to have the necessary Third-Party Consents, other than as a result of Service Provider’s or its Affiliates’ failure to comply with their obligations set forth in Section 1.8(a), or (ii) upon the occurrence of a Force Majeure Event that would reasonably be expected to prevent or delay Service Provider’s performance of such Service for so long as the Force Majeure Event persists. In furtherance of the foregoing, if Service Provider determines that Service Provider and its Affiliates would be unable, using commercially reasonable efforts, to perform certain Services at all or to the Service Standard, due to any actions taken by Service Provider or its Affiliates to comply with any applicable Law that is adopted or becomes effective after the date hereof (including any order of a Governmental Entity or any other quasi-

governmental authorities having jurisdiction over Service Provider or its Affiliates), Service Provider may, at its sole discretion, stop or suspend, or cause its Affiliates to stop or suspend, the performance of such Services, or provide or cause its Affiliates to provide (including through one or more third-party vendors) such Services in a manner that deviates from the Service Standard, which level shall become the Service Standard during any such period; provided that Service Provider will treat Service Recipient consistently with the manner in which Service Provider treats its own Business and the Business of its Affiliates who use such affected Service in a comparable manner (including comparable quality, frequency, timeliness and rate of service charges) to Service Recipient’s use of such affected Service. If Service Provider takes or causes its Affiliates to take any actions pursuant to this Section 1.10(a), Service Provider shall provide written notice to Service Recipient as soon as reasonably practicable, and, following such notice, the Parties shall promptly discuss, in good faith, any actions that may be taken to minimize the impact on the provision of the Services by Service Provider or its Affiliates. In the event that an entire Service has ceased pursuant to this Section 1.10(a), Service Provider shall be responsible for providing a commercially reasonable alternative arrangement reasonably acceptable to Service Recipient for the provision of any such Service or portion thereof; provided that the Parties shall cooperate and negotiate in good faith to determine the terms of the alternative service (including, among other things, the reasonable, documented amounts to be paid based on costs actually incurred for any such alternative service (such fees to be paid in accordance with Section 2.2, and to include any out-of-pocket costs incurred by Service Provider or its Affiliates in providing or arranging for such alternative service)); provided, further, that, in respect of such alternative service and fees will be consistent with the manner in which Service Provider treats its own Business and the Business of its Affiliates who use such affected Service in a comparable manner (including comparable quality, frequency, timeliness and rate of service charges); it being understood that Service Provider shall have no obligation to provide such alternative service unless the terms of the alternative service are agreed between the Parties in accordance with this Section 1.10(a).

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Service Provider and its Affiliates shall have the sole and exclusive responsibility and discretion to select and manage personnel employed by Service Provider or its Affiliates or, subject to Section 1.7, personnel of third party vendors or contractors who provide the Services, provided that, Service Provider shall consider in good faith Service Recipient’s reasonable request that Service Provider substitute any such personnel providing the Services; provided, further, that any decision to replace or substitute such personnel shall remain in Service Provider’s sole discretion, and Service Provider shall supervise them in connection with the performance of the Services and shall have the sole and exclusive responsibility and discretion to select and provide the information technology or communications systems, networks, equipment, data, configurations, processes, procedures or practices (“Equipment and Systems”) necessary to deliver the applicable Services, except to the extent that any changes to the method of delivering Services would (A) cause a suspension or unreasonable delay of Services or (B) require Service Recipient or its Subsidiaries to incur additional costs (other than any such costs Service Provider or its Affiliates agree to reimburse) to adjust to the new delivery model; provided that, to the extent that Service Recipient has specific Equipment and Systems that it prefers to Service Provider’s equipment and systems, Service Recipient may provide additional Equipment and Systems at Service Recipient’s own expense (including any licensing and support systems); provided, further, that the provision and use of such Equipment and Systems shall not cause any undue burdens on Service Provider’s or its Affiliates’ ability to provide any Services. If Service Recipient elects to decommission, replace, modify or change its Equipment and Systems in a manner that adversely affects Service Provider’s ability to provide or cause its Affiliates to provide any Service as required hereunder, then (x) Service Provider shall have no liability whatsoever with respect to the effectiveness or quality of such Service to the extent resulting from such adverse effect and shall be excused from any liability resulting from such adverse effect until Service Recipient eliminates the adverse effect of such change and (y) Service Recipient shall be responsible for all direct out-of-pocket expenses incurred by Service Provider or its Affiliates relating to the cessation and, if applicable, the resumption of such Service;

(ii) in accordance with the provisions of this Section 1.10(b)(ii), Service Provider may suspend, or cause its Affiliates to suspend, performance of any Service if, in Service Provider’s reasonable judgment, the integrity, security or performance of the Equipment and Systems of Service Provider or any of its Affiliates, or any data stored thereon, is being or is reasonably likely to be jeopardized in any material respect by the activities of Service Recipient, its Subsidiaries or their respective employees, agents, representatives or contractors. Any such suspension shall be made only to the extent necessary to mitigate such threat to Service Provider’s or its Affiliates’ Equipment and Systems to the extent that Service Provider does (or would in similar circumstances) suspend such Service to itself and its Affiliates. The applicable Service Coordinator shall notify the other Service Coordinator of any such suspension within forty-eight (48) hours thereof and shall provide a detailed explanation of the reasons therefor. Service Provider shall, and shall cause its Affiliates, as applicable, to, use reasonable best efforts to remediate the circumstances giving rise to the suspension as expeditiously as possible. Service Recipient shall cooperate with Service Provider at Service Provider’s reasonable request in remediating such circumstances. Service Provider shall, and shall cause its Affiliates, as applicable, to, resume provision of the Services as soon as such circumstances are remediated. In addition, if Service Provider notifies Service Recipient in good faith and in advance that termination of any Service (or any portion thereof) in accordance with Section 4.3 (A) increases Service Provider’s cost to provide any remaining Service, or (B) results in any of the reasons specified above in this clause (ii), and Service Recipient nevertheless elects to terminate such Service (or applicable portion thereof), in each case, the Service Provider may suspend such Service, without any tolling of the Service Term, until Service Recipient has cured the cause for such suspension; provided that if Service Provider chooses to continue to provide such Service, the Service Fees for such Service shall be re-assessed in good faith between the Parties in accordance with Section 2.1.

ARTICLE II

FEES FOR THE SERVICES

Section 2.1 Fees for the Services. In consideration of the provision of the Services, Service Recipient shall pay to Service Provider a service fee for each such Service in the amount equal to the fee set forth on Schedule I or Schedule II, as applicable, in each case, with respect to such Service, which shall include any reasonable costs or expenses that are incurred by Service Provider and directly related to the provision of such Service hereunder, including payments or costs that would otherwise not be incurred for an ongoing license, grant or provision of rights or services, including any implemented license or similar fees, if any, required to be paid to software vendors or licensors (with respect to each Service, the “Service Fee” and, collectively for all Services, the “Service Fees”). Any incidental expenses not contemplated in the Service Fees that are incurred by Service Provider and pre-approved by Service Recipient, such approval not to be unreasonably withheld, shall be reimbursed by Service Recipient to Service Provider in accordance with Section 2.2. Service Recipient shall not be obligated to pay for any individual Service that was terminated pursuant to and in accordance with Section 4.3; provided that Service Recipient shall, in accordance with Section 4.3, pay Service Provider the Service Fee relating to any terminated Service until the effective date of termination; provided, further, that, if any such Services are terminated in accordance with Section 4.3 and result in an increase in Service Provider’s cost to provide any remaining Service, then, solely to the extent such remaining Service is expressly identified on Schedule I or Schedule II, as applicable, as dependent on or interrelated with such terminated Service, the Service Fees and provision of such remaining Services shall be re-assessed in good faith between the Parties in accordance with this Section 2.1 (provided that such remaining Services are not suspended in accordance with Section 1.10(b)(ii)); provided, further that Service Provider is not obligated to provide any such remaining Service noted as dependent or interrelated to the terminated Service on Schedule I or Schedule II, as applicable, in accordance with Section 4.1 and identified on Schedule IV as a Service that cannot reasonably be provided without the terminated Service. All Services processed by Service Provider under this Agreement require that Service Recipient be, except as otherwise set forth on Schedule I or Schedule II, as applicable, responsible for inventory, software or Service purchases by Service Provider procured at the direction of Service Recipient’s or its Affiliates and for which Service Recipient has provided written consent; provided that if Service Recipient does not provide written consent, Service Provider shall have no obligation to provide such inventory, software or Service purchases. Unless otherwise set forth on Schedule I or Schedule II, commencing on the first anniversary of the Effective Date, (i) rates for third-party vendors providing Services hereunder will increase by two percent (2%) annually and (ii) with respect to headcount costs, hourly rates will increase by three percent (3%) annually. With respect to any Service set forth in Schedule I or Schedule II that indicates the corresponding Service Fee as having both a “Fixed Monthly Fee” and a “Monthly Variable Rate,” such charges are additive to and not exclusive of one another. The Service Fees for any Service shall be no greater than Service Provider’s fully loaded cost (for the avoidance of doubt, including employee costs to provide such Service) without a profit margin. Service Recipient shall not be obligated to pay for any individual Service or portion thereof that was terminated pursuant to the terms and conditions hereof, except as set forth in Section 4.3.

Section 2.2 Manner and Timing of Payments. All undisputed payments shall be made by Service Recipient, without set-off (subject to Section 2.3), within thirty (30) days after receipt of an invoice therefor; provided that any undisputed amounts (or amounts that are not disputed in good faith) not paid within such thirty (30) day period shall be subject to a late payment charge calculated based on the per annum rate of interest in effect as publicly announced by JPMorgan Chase & Co. as its prime lending rate plus 0.5 of a percentage point from the original due date of such amounts until any payment that is due is made (the “Late Payment Charge”). If any Service is terminated in accordance with Section 4.3, any such termination shall be effective on the last day of the calendar month specified in the written notice of termination and may not be effective prior to the last day of any calendar month. Unless otherwise provided in Schedule I or Schedule II, as applicable, Service Provider shall send invoices on a monthly basis for payments to be made under this Agreement. Such invoices shall specify in reasonable detail the costs and expenses to be reimbursed by Service Recipient; provided that for Services with a fixed-monthly fee as noted in Schedule I or Schedule II, as applicable, such invoice shall only specify the total Service Fee and the applicable sub-schedule (e.g., TSA 1, TSA 2) of Schedule I or Schedule II, as applicable, for which such invoice is issued. All payments made by Service Recipient under this Agreement shall be by wire transfer of the payment amount to Service Provider’s account identified in Schedule I or Schedule II, as applicable, in each case, attached hereto or other account notified in writing by Service Provider to Service Recipient (an “Alternative Service Provider Account”), or if requested in writing by Service Provider, by a medium agreed by both Parties. All such payments shall be effective upon receipt. Each Party shall invoice on behalf of itself or an Affiliate that is providing Services. Any amounts not disputed shall be deemed accepted following forty-five (45) days of receiving such invoice (unless the basis for disputing such amounts was not capable of being discovered within such forty-five (45) day period) and shall be paid notwithstanding disputes with respect to any other items within the applicable payment period. In the event that Service Recipient disputes in good faith any portion of the amount due on any invoice, then Service Recipient shall deliver a written statement to Service Provider through the applicable Service Coordinator which shall list all disputed items and provide a reasonably detailed description of each disputed item and the basis for such dispute (each such dispute, a “Fee Dispute”), together with reasonable supporting documentation, prior to the date the payment of the disputed invoice is due, or where the basis of the Fee Dispute was not capable of being discovered during such forty-five (45) day period, promptly after the disputing party should have been aware of the basis for the Fee Dispute. The Parties shall seek to resolve all such Fee Disputes expeditiously and in good faith in accordance with the provisions of Section 7.1, and Service Provider shall continue performing the Services in accordance with the Agreement pending resolution of any Fee Dispute. Service Recipient shall pay any settled amounts owed to Service Provider, if any, as soon as reasonably practicable following resolution of any such Fee Dispute.

Section 2.3 Taxes. Service Fees do not include any amounts in respect of Taxes. Service Recipient shall be responsible for and pay to Service Provider all applicable Taxes (including any sales, use, value added, gross receipt or similar Taxes, but excluding, for the avoidance of doubt, the Washington business & occupation Tax, the Texas “margin” Tax, the Ohio commercial activity Tax and similar Taxes) that are chargeable on the provision of any Service to Service Recipient hereunder, except for (A) any such Taxes with respect to which Service Recipient has provided Service Provider with a proper tax exemption certificate and (B) any such Taxes incurred or payable on the goods or services used or consumed by Service Provider (or any Affiliate or third-party vendor of Service Provider) in providing such Service to Service Recipient; provided, however, that each of Service Provider and Service Recipient shall be responsible for (a) any real or personal Taxes on property it owns or leases, (b) franchise, margin, privilege and similar Taxes on its business, (c) the employment Taxes of its employees and (d) Taxes based on its net or gross income. Any Taxes due and payable by Service

Recipient to Service Provider pursuant to the preceding sentence shall be separately itemized on the relevant invoice and shall be paid at the same time as the other amounts for the applicable Service to which such Taxes relate. If Service Recipient is required to withhold any Tax from any amounts otherwise due and payable to Service Provider pursuant to this Agreement, the amount paid to Service Provider by Service Recipient for such Services shall be grossed up such that Service Provider receives the amount due prior to the withholding (including any withholding imposed in respect of any additional amounts paid hereunder), and Service Recipient shall timely remit such withheld amounts to the appropriate government authority and furnish to Service Provider evidence of payment of such Tax; provided that Service Recipient shall not be required to gross up with respect to any Tax which is (i) described in clauses (a) through (d) of this Section 2.3, (ii) imposed as a result of Service Provider having a present or former connection with the jurisdiction imposing the Tax (other than connections arising from Service Provider having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement), (iii) attributable to Service Provider’s failure to comply with any applicable certification, identification, documentation, information or other reporting requirement or to provide any tax forms or documentation reasonably requested by Service Recipient or (iv) imposed on a payment made by Service Recipient to an Alternative Service Provider Account and would not have been imposed if such payment had been made to Service Provider’s account identified in Schedule I or Schedule II, as applicable; provided, further, that Service Provider and Service Recipient and their respective Affiliates shall cooperate in good faith in mitigating any such withholding. To the extent Service Provider pays or is required to pay any such Taxes that are the responsibility of Service Recipient in accordance with this Section 2.3, Service Recipient shall promptly reimburse Service Provider on an after-Tax basis. In the event of any conflict between the terms of this Section 2.3 and the Tax Matters Agreement, the terms of the Tax Matters Agreement shall govern in all respects.

Section 2.4 Access to Records. Subject to the Parties’ obligations under Section 5.1, Service Provider and its Affiliates shall, in accordance with Service Provider’s generally applicable recordkeeping and retention policies and procedures, keep reasonable books and records of all third-party vendor costs relating to Services provided hereunder for Service Recipient to verify third-party charges made by Service Provider under this Agreement and to comply with all applicable requirements of Law; provided that Service Provider shall not be required to share any vendor invoices or any underlying information thereto related to third-party expenses incurred by Service Provider. If requested by Service Recipient, such request to be made no more than once per calendar quarter, Service Provider shall agree to a review of such invoices or underlying information by a mutually agreed-upon third-party reviewer (which shall not at the time of the review be acting as an external auditor for either the Service Provider or Service Recipient) (a “Third-Party Review”) to assist in providing assurance to Service Recipient that such invoices contain expenses applicable to the Services provided by Service Provider to Service Recipient. Service Provider and Service Recipient agree that a Third-Party Review shall be limited to validating that the third-party charges: (i) are for the period after the Effective Date; (ii) are associated with the delivery of the Services by the Service Provider to Service Recipient; (iii) were incurred in connection with the provision of Services under this Agreement; or (iv) the amount of such charges; provided that such third-party reviewer shall not be permitted to share the amount of such charges with Service Recipient if (A) prohibited by Service Provider’s confidentiality obligations to the vendor or (B) would directly or indirectly violate a confidentiality obligation owed by Service Provider to any of its vendors. A Third-Party Review shall only provide assurance to Service Recipient and shall not disclose any vendor or proprietary information, and Service Provider shall have the right to review each report prior to such report being shared with Service Recipient. Service Recipient shall be responsible for all expenses related to a Third-Party Review. In the event it is determined by a Third-Party Review that any amount that was paid by Service Recipient (or its designated Affiliate) was not properly owed, Service Provider will refund that amount to Service Recipient in accordance with Section 2.2. Service Recipient shall have the right to a Third Party Review in accordance with the terms of this Section 2.4 during the Term and for six (6) months following any termination of the Agreement, subject to applicable Law, confidentiality restrictions, contractual limitations and any generally applicable recordkeeping and retention policies of Service Provider. For clarity, nothing in this Section 2.4 shall require Service Provider to modify its existing recordkeeping and retention policies and procedures.

ARTICLE III

SERVICE FAILURE; INDEMNITY; LIMITATION OF LIABILITY

Section 3.1 Service Failure. If Service Provider or its Affiliates fail to perform a Service to a level consistent with the Service Standard (a “Service Failure”), Service Recipient shall provide written notice thereof to Service Provider (a “Performance Notice”). Except as otherwise provided in Section 3.3, Section 4.2 and Section 4.3, Service Recipient’s sole remedy in such event shall be to (a) require Service Provider or its Affiliates to commence re-performance of the applicable Service and take measures to cure such Service Failure as promptly as practicable, but in any event within a twenty (20) day period following the delivery of the relevant Performance Notice, unless such Service cannot reasonably be performed within such twenty (20) day time period, in which case such period shall be extended, in Service Provider’s sole discretion, but in no event for more than an additional ten (10) days, to provide Service Provider and its Affiliates with a reasonable period of time to perform the Service working in good faith (the “Cure Period”), at no further charge, subject to the limitations specified in this Agreement; or (b) if at the termination of the Cure Period, Service Provider fails to commence re-performance to a level consistent with the Service Standard, Service Provider shall provide commercially reasonable alternative arrangements reasonably acceptable to Service Recipient to substitute such Service; provided that the Parties shall cooperate and negotiate in good faith to determine the terms of the alternative service (including, among other things, the reasonable, documented amounts to be paid based on costs actually incurred for any such alternative service (such fees to be paid in accordance with Section 2.2, and to include any out-of-pocket costs incurred by Service Provider or its Affiliates in providing or arranging for such alternative service)). Any Performance Notice delivered by Service Recipient under this Section 3.1 shall (a) specify in reasonable detail the particular error or defect in relation to the performance of the Services and (b) be received by Service Provider no more than the later of (i) twenty (20) days from the date of the failure or (ii) twenty (20) days from the date that the failure could have been reasonably discovered by Service Recipient.

Section 3.2 Third-Party IP Matters. Notwithstanding anything else in this Agreement to the contrary, subject to the last sentence of this Section 3.2, in the event of any breach of this Agreement by either Party or the incurrence of any liability, in each case, to the extent arising out of or relating to the failure of a third party to provide, or provide access or a license to, Intellectual Property owned or controlled by such third party and licensed to Service Provider or its Affiliates (a “Third-Party IP Matter”), Service Provider’s and its Affiliates’ sole and exclusive obligation in respect of any such breach or liability (including the failure to provide any Services) shall be (i) to use commercially reasonable efforts to enforce the terms of the applicable agreement between Service Provider or any of its applicable Affiliates and such third-party provider and (ii) in the event Service Provider and its Affiliates fail to enforce the terms of such agreement, to use commercially reasonable efforts to assist Service Recipient in engaging a substitute third-party provider. Without limiting the Parties’ rights set forth in Section 3.3, Section 4.2 and Section 4.3, Service Recipient’s and its Subsidiaries’ sole and exclusive remedy for such breach or liability is to require Service Provider or any of its applicable Affiliates to engage in the actions contemplated in this Section 3.2. Notwithstanding anything else in this Agreement to the contrary, other than as set forth in the immediately preceding sentence, in no event shall Service Provider or any of its Affiliates be responsible or liable for any breach or liabilities to the extent that they arise out of or relate to any Third-Party IP Matter. Notwithstanding anything else in this Agreement to the contrary, this Section 3.2 shall not limit any of the Parties’ obligations under Section 1.8.

Section 3.3 Indemnity. Subject to the limitations set forth in Section 3.5, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Indemnitees”) from and against any and all Damages incurred or suffered by an Indemnitee based upon, arising out of, in connection with or resulting from a claim relating to: (i) the fraud, gross negligence or willful misconduct by the Indemnifying Party, any of its Affiliates or of their representatives in connection with their performance of their obligations hereunder; (ii) any material breach of Section 5.1, Section 5.2 or Article VI hereof or Sections 4.3(b) (Instructions), (c) (Disclosure), (d) (Purposes), (i) (International Transfers) or (n) (Termination) or Section 5.6.1 of the Global Data Protection Agreement by the Indemnifying Party or any of its Affiliates; (iii) any Data Breach involving Personal Information in the possession, custody or control of the Indemnifying Party or any of its Affiliates or for which the Indemnifying Party or any of its Affiliates are otherwise responsible; (iv) any amounts payable by the Indemnifying Party pursuant to Section 1.5, (v) any amounts payable by Service Recipient pursuant to Section 1.8(b) and Section 1.8(c), or (vi) the Indemnifying Party’s failure to pay any amount to Service Provider under this this Agreement as and when due.

Section 3.4 Indemnification Claims. Any Indemnitee wishing to claim indemnification under Section 3.3, upon learning of any such Damages, shall notify the Indemnifying Party thereof in writing and in reasonable detail of the potential claim, as promptly as practicable and in any event within thirty (30) days of becoming aware of the Damages; provided, however, that the failure to provide notice to the Indemnifying Party pursuant to this sentence shall not release the Indemnifying Party from any of its obligations under Section 3.3 and this Section 3.4, except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Any claims for indemnification that are undisputed between the Indemnifying Party and the Indemnitee shall be paid to the Indemnified Party in accordance with Section 2.2. Any claims for indemnification that are disputed, by either Party, shall be settled in accordance with Section 7.1.

Section 3.5 Limitation of Liability; Limitation of Damages.

(a) TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS PROVIDED IN SECTION 3.5(b) BELOW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF USE, OR BUSINESS INTERRUPTION OR INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT, AMOUNTS AWARDED BY A GOVERNMENTAL ENTITY TO A THIRD PARTY SHALL NOT CONSTITUTE ANY OF THE FOREGOING DAMAGES.

(b) EXCEPT AS PROVIDED IN SECTION 3.5(c) BELOW, NEITHER SERVICE PROVIDER NOR SERVICE RECIPIENT SHALL BE LIABLE FOR ANY DAMAGES OR LIABILITIES, IN EXCESS OF THE GREATER OF (i) AGGREGATE SERVICE FEES PAID IN RESPECT OF THE SERVICE SET FORTH ON THE SUB-SCHEDULES (E.G., TSA 1, TSA 2) OF SCHEDULE I AND SCHEDULE II, AS APPLICABLE OR (ii) THREE MILLION DOLLARS ($3,000,000), FOR WHICH SUCH DAMAGES OR LIABILITIES ARISE, WHETHER SUCH DAMAGES OR LIABILITIES ARISE IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE; PROVIDED THAT IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR MORE THAN ANY SERVICE FEES (WHICH INCLUDES FIXED AND VARIABLE SERVICE FEES) PAYABLE IN RESPECT OF THE SERVICE SET FORTH ON THE SUB-SCHEDULES (E.G., TSA 1, TSA 2) OF SCHEDULE I AND SCHEDULE II, AS APPLICABLE, FOR WHICH SUCH LIABILITY AROSE; PROVIDED, FURTHER, THAT ANY VARIABLE SERVICE FEES INCLUDED IN SUCH SERVICE FEES, IN RESPECT OF SUCH SERVICE, SHALL BE CALCULATED BY EXTRAPOLATING SUCH VARIABLE SERVICE FEES FOR THE RELEVANT SERVICE TERM (WITH NO EXTENSION PERIOD) BASED ON THE AMOUNT OF SUCH VARIABLE SERVICE FEES CHARGED WHEN SUCH LIABILITY AROSE.

(c) THE LIMITATIONS AND EXCLUSIONS OF LIABILITY SET FORTH IN SECTION 3.5(a) AND SECTION 3.5(b) WILL NOT APPLY WITH RESPECT TO ANY OF THE FOLLOWING: (i) THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 3.3; (ii) A BREACH OF ARTICLE V (CONFIDENTIALITY; DATA PRIVACY), ARTICLE VI (COMPUTER SYSTEMS ACCESS; SECURITY AND INTEGRITY) OR THE GLOBAL DATA PROTECTION AGREEMENT; (iii) A DATA BREACH; OR (iv) DAMAGES OR LIABILITIES ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

Section 3.6 Lapse of Claim. If a Party does not give notice to the other Party of any claim pursuant to this Article III within (a) nine (9) months after the termination or expiration of the last Service to terminate or expire, (b) nine (9) months after the termination of this Agreement or (c) three (3) months after the date when such Party becomes or ought to have become aware of the facts giving rise to such claim, whichever is earliest, such Party shall be deemed to have waived such claim.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the termination of all Services provided for in Schedule I or Schedule II, as applicable, in each case (the “Term”), and Service Provider’s obligation to perform each Service shall terminate as set forth in Schedule I or Schedule II, as applicable, in each case, with respect to such Service (in each case, the “Service Term”); provided that this Agreement shall terminate with respect to all Services provided hereunder at such time when all Services to be provided by Service Provider or its Affiliates under this Agreement have been terminated (or the terms of which have expired) in accordance with the terms of this Agreement, unless this Agreement is terminated sooner in accordance with Section 4.2 or Section 4.3 or extended by mutual written agreement of the Parties. Not less than forty-five (45) days prior to the end of the applicable Service Term for each Service, unless indicated otherwise in Schedule I or Schedule II, as applicable, in each case, Service Recipient may notify Service Provider if Service Recipient determines in good faith that it shall not be able to complete the transition from, or to replace, such Service prior to the end of the applicable Service Term for such Service, except as otherwise expressly stated in Schedule I or Schedule II for any particular Service. If Service Recipient so notifies Service Provider with respect to a Service, Service Provider and its Affiliates shall continue to provide such Service at the price calculated in accordance with Section 2.1, and, solely with respect to such Service, extend the applicable Service Term for up to the shorter of (i) ninety (90) days and (ii) such extension period stated in Schedule I or Schedule II; as applicable, for such Service (the “Extension Period”). Service Recipient may only request one (1) such extension for each Service that has an Extension Period available to such Service and Service Provider shall have no obligation to extend any Service beyond such Extension Period and Service Recipient shall at all times use commercially reasonable efforts to minimize the duration of any such extension, including by entering into agreements directly with third-party sources or otherwise obtaining alternative third-party sources to provide the Services, to the extent necessary or advisable to transition such Services to Service Recipient, and Service Provider shall undertake commercially reasonable efforts to support Service Recipient’s efforts to enter such agreements. Any termination or expiration of this Agreement with respect to any particular Service shall not terminate this Agreement with respect to any other Service provided under this Agreement.

Section 4.2 Termination and Other Remedies for Default. In the event (a) of any breach by either Party, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement or (b) either Party shall become or be adjudicated insolvent or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency Law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (in each such case, the “Defaulting Party”), then any non-Defaulting Party shall have the right, at its sole discretion, (i) in the case of a default under clause (a) to terminate all or any portion of the applicable Service(s) and/or this Agreement, with such termination being effective only after the Defaulting Party has failed to cure the breach within thirty (30) days after receiving written notice of such breach, or after an additional thirty (30) days if the extension provided for in Section 3.1 is used, and (ii) in the case of the circumstances described under clause (b), to terminate this Agreement immediately upon notice to the Defaulting Party. For the avoidance of doubt, any breach covered under clause (a) of this Section 4.2 is subject to the Cure Period requirement of Section 3.1 before Service Recipient is entitled to any termination rights under this Agreement.

Section 4.3 Termination by Service Recipient. This Agreement may be terminated with respect to all Services by Service Recipient prior to the end of the Term upon forty-five (45) days’ prior written notice to Service Provider. Any termination of this Agreement, of any Service or of any dependent Services, as expressly set forth on Schedule I or Schedule II, as applicable, in whole or in part, permitted pursuant to this Section 4.3 shall become effective on the last day of the calendar month of the date that constitutes forty-five (45) days following Service Provider’s receipt of Service Recipient’s notice of termination delivered specified in the written notice of termination and may not be effective prior to the last day of any calendar month delivered in accordance with this Section 4.3; provided that any termination of a particular Service in accordance with this Section 4.3 must be terminated in its entirety and may not be terminated in part, except for the Services set forth in sub-schedules TSA 1 (by service), TSA 5 (by cluster) and TSA 7 (by vendor) as indicated in Schedule I,; provided, further, that, following any early termination of any Service in accordance with this Section 4.3, Service Recipient shall reimburse Service Provider for any early termination charges, wind-down costs and other fees and costs payable or that have been committed to or paid in advance by Service Provider that arise as a result of the early termination of such Service, with such reimbursable charges, costs and fees to be invoiced by Service Provider, with reasonable supporting documentation, and paid by Service Recipient pursuant to Section 2.2.

Section 4.4 Effect of Termination. Upon expiration or termination of this Agreement or of any Service provided hereunder, all rights and obligations of the Parties shall cease under the Agreement with respect to all Services (in the case of a termination of the Agreement) or with respect to such Service (in the case of a termination of a particular Service), except as provided in Section 4.5 and except that Service Recipient shall pay to Service Provider within thirty (30) days of the issuance of a final invoice, with such invoice being marked as final, following the expiration or termination of this Agreement or any Service, as the case may be, all amounts that are or that shall become due and payable as a result of the provision of the Services or terminated Service, as applicable, pursuant to this Agreement in the manner set forth in Article II. Upon notice of termination of this Agreement in accordance with its terms with respect to any Service for any reason or, in the event of expiration, for a reasonable period of time prior to such expiration, Service Provider shall reasonably cooperate, at Service Recipient’s request and expense, in order to minimize the disruption to the Business of both Parties and to effect an orderly transition and transfer of the responsibility for such Service(s) to Service Recipient or to a third party designated by Service Recipient.

Section 4.5 Survival. Notwithstanding anything in this Agreement to the contrary, (a) Article II, Article III, Section 4.4, this Section 4.5, Article V and Article VII shall survive the expiration or termination of this Agreement and (b) the expiration or termination of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party for any liability or obligation incurred under this Agreement through the effective date of the expiration or termination.

ARTICLE V

CONFIDENTIALITY; INTELLECTUAL PROPERTY; DATA PRIVACY

Section 5.1 Definitions of Confidential Information; Disclosing Party and Receiving Party. “Confidential Information” shall mean any information or data of a Party or its Affiliates (the “Disclosing Party”) received or obtained by the other Party or its Affiliates (the “Receiving Party”) as a result of the exercise of the Receiving Party’s rights or the performance of the Receiving Party’s obligations under this Agreement, and includes any business, marketing, sales, technical information, trade secrets, processes, designs, data, plans, product or service specifications and information, prototypes, software, source code, customer and vendor information and lists, research, business opportunities, contracts and contract information, Personal Information and other information and materials related to or arising from the Services and which may be in any form or medium (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the Receiving Party or its Affiliates, (b) lawfully acquired by the Receiving Party or its Affiliates from other sources not known by the Receiving Party to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the Receiving Party or its Affiliates after the time of the Spinco Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

Section 5.2 Use and Disclosure Limitations. Notwithstanding any termination of this Agreement, each Party shall, and shall cause its Affiliates to, hold, and cause each of their respective officers, employees, agents, third-party vendors, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release, or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Affiliate) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any of its Affiliates; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any of its Affiliates) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent reasonably required in connection with any Proceeding by one Party (or any of its Affiliates) against any other Party (or any of its Affiliates) or in respect of claims by one Party (or any of its Affiliates) against the other Party (or any of its Affiliates) brought in a Proceeding, subject to reasonably acceptable protective measures, (iv) to the extent necessary for a Party (or any of its Affiliates) to enforce its rights or perform its obligations under this Agreement or (v) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, with respect to clause (ii), (iii), (iv) or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Affiliate) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable Affiliate) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective group to, cooperate in obtaining to the extent reasonably practicable. The Party who is (or whose Affiliate is) required to make such disclosure shall or shall cause the applicable member of its group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Affiliate is seeking) to limit such request, demand or disclosure requirement).

Section 5.3 Data Processing. To the extent that Service Provider or Service Recipient or their respective Affiliates process Personal Information on behalf of the other Party in performance or receipt of the Services, Service Provider and Service Recipient and their respective Affiliates agree to process Personal Information in compliance with applicable Privacy Requirements and the Global Data Protection Agreement.

Section 5.4 Destruction. Except (a) as expressly required under the respective records and information management policy applicable pursuant to Section 2.4, (b) as expressly prohibited by Law or (c) as permitted by a separate written agreement between the Parties, within thirty (30) calendar days following request by the Disclosing Party after the expiration or termination of the applicable Service or the termination of this Agreement pursuant to Article IV, the Receiving Party shall, in compliance with applicable data destruction Laws, (i) if written, promptly return to the Disclosing Party or a nominated third party (in a format and a method defined by the Disclosing Party, with all reasonable, documented and pre-approved costs associated with converting and transferring the Information borne by the Disclosing Party) or destroy, at the Receiving Party’s option such Confidential Information and any copies, extracts and summaries thereof and (ii) if digital or electronic, destroy or delete such Confidential Information, including all versions, extracts and summaries, and upon the Disclosing Party’s request, such destruction or deletion will be certified by a member of the Receiving Party’s senior management; provided, however, that the Receiving Party’s legal counsel may retain one copy of the Confidential Information for legal retention (archival/evidentiary) purposes; and provided, further, that the Receiving Party may retain a copy of Confidential Information stored in its routine data back-up systems and in compliance with its generally applicable document retention policies, and such Confidential Information shall remain subject to the confidentiality obligations herein in perpetuity. The Receiving Party shall deliver to the Disclosing Party written certification of such destruction.

Section 5.5 Relief. The Receiving Party agrees that any unauthorized disclosure or use of the Confidential Information may cause irreparable harm and result in significant commercial damage to the Disclosing Party. The Parties agree that the Disclosing Party shall be entitled to seek equitable relief, including an injunction and specific performance, in the event of any breach of the covenants regarding Confidential Information, in addition to all other remedies available at law and in equity.

Section 5.6 Intellectual Property.

(a) Nothing in this Agreement or in the performance, use or receipt of the Services under this Agreement shall be deemed to transfer, assign or otherwise convey any rights, title or interests in or to any Intellectual Property or proprietary rights (including rights in or to data or other Information) of one Party or its Affiliates to the other Party or its Affiliates, except as expressly set forth in this Section 5.6.

(b) If, in connection with the provision of any Service, any Intellectual Property, data or other Information is created, discovered, compiled or invented by either Service Provider or Service Recipient, or any of their respective Affiliates, as between the Parties, such Intellectual Property, data or other Information shall be owned by the applicable Service Provider, and Service Recipient and its Affiliates hereby do assign such Intellectual Property, data or other Information to such Service Provider, and agree to execute such assignments or other documents as may be reasonably required by Service Provider or such Affiliate to effectuate the foregoing. Notwithstanding the foregoing, as between the Parties, Service Recipient shall own all data regarding the Business of Service Recipient with respect to which the applicable Service is provided. By way of example, if in performing a Service, Service Provider generates a schedule of tax withholding amounts for Service Recipient employees, such data would be owned by, and constitute the Confidential Information of, Service Recipient.

(c) If Service Provider or any of its Affiliates provides to Service Recipient or any of its Affiliates any Service, the receipt of which by Service Recipient or such Affiliate would, in the absence of a license from Service Provider or its Affiliates, infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights (including rights in or to data or other Information) that is licensed to Service Provider or its Affiliates by a third party and sublicensable to Service Recipient or its Affiliates without any required Third-Party Consent, breach of any agreement or the payment of any additional consideration or granting of any additional rights by Service Provider or its Affiliates (such Intellectual Property or proprietary rights, “Service Provider Third-Party IP”) or any TSA IP owned and licensable by Service Provider or its Affiliates, including any TSA IP owned by Service Provider or its Affiliates as contemplated by Section 5.6(b) above (such Intellectual Property or proprietary rights, including any Service Provider Third-Party IP, “Service Provider IP”), Service Provider, on behalf of itself and its Affiliates, hereby grants to Service Recipient or such Affiliate a non-exclusive, non-revocable (other than revocations in connection with a valid termination of a Service in accordance with Section 4.2), personal, non-transferable, worldwide, royalty-free, fully paid-up (as provided in Article II) license (or sublicense subject to the terms of the third-party license, as applicable), without the right to sublicense, under such Service Provider IP, solely to the extent necessary for Service Recipient or such Affiliate to receive such Service in accordance with this Agreement and solely during the term of the applicable Service.

(d) If Service Provider or any of its Affiliates provides to Service Recipient or any of its Affiliates any Service, the provision of which by Service Provider or such Affiliate would, in the absence of a license from Service Recipient or its Affiliates, infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights (including rights in or to data or other Information) that is licensed to Service Recipient or its Affiliates by a third-party and sublicensable to Service Provider or its Affiliates without any required Third-Party Consent, breach of any agreement or the payment of any additional consideration or granting of any additional rights by Service Recipient or its Subsidiaries (such Intellectual Property or proprietary rights, “Service Recipient Third-Party IP”) or any TSA IP owned and licensable by Service Recipient or its Affiliates (such Intellectual Property or proprietary rights, including any Service Recipient Third-Party IP, “Service Recipient IP”), Service Recipient, on behalf of itself and its Affiliates, hereby grants to Service Provider or such Affiliate, a non-exclusive, non-revocable (other than revocations in connection with a valid termination of a Service in accordance with Section 4.2), personal, non-transferable, worldwide, royalty-free, fully paid-up (as provided in Article II) license (or sublicense subject to the terms of the third-party license, as applicable), without the right to sublicense, under such Service Recipient IP, solely to the extent necessary for Service Provider or such Affiliate to provide such Service in accordance with this Agreement and solely during the term of the applicable Service.

(e) All rights and licenses with respect to Intellectual Property or other proprietary rights (including rights in or to data or other Information) not expressly granted in this Section 5.6 are expressly reserved by the relevant Party. Upon the termination or expiration of any Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property or other proprietary rights (including rights in or to data or other Information) granted hereunder in connection with such Service shall automatically terminate (except to the extent such license or sublicense also applies to one or more Services that have not terminated or expired); provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement for any reason.

Section 5.7 Other Related Matters. With respect to any Service, and subject to Section 5.3, Service Recipient agrees that (a) all software, hardware or data, procedures and materials provided to Service Recipient or its Subsidiaries by or on behalf of Service Provider or its Affiliates in connection with such Service are solely for the use of Service Recipient and its Subsidiaries with respect to the Spinco Business or the Remainco Business, as applicable, and solely for purposes of using such Service for the Spinco Business or the Remainco Business, as applicable, during the Term, (b) other than that which is owned by Service Recipient, Service Recipient shall not, and shall cause its Subsidiaries not to, copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data used in performing such Service without Service Provider’s prior written consent, (c) other than that which is owned by Service Provider, Service Provider shall not, and shall cause its Subsidiaries not to, copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data used in performing such Service without Service Recipient’s prior written consent, (d) Service Recipient shall, and shall cause its Subsidiaries to, comply with any and all reasonable usage guidelines pertaining to any Service and provided by or on behalf of Service Provider or its Affiliates, including any and all usage guidelines pertaining to software, data, or other Intellectual Property or proprietary rights, provided that compliance with such guidelines shall in no way limit the Parties’ rights and obligations set forth herein, and (e) Service Provider shall, and shall cause its Subsidiaries to, comply with any and all reasonable usage guidelines pertaining to any Service and received by or on behalf of Service Recipient or its Subsidiaries, including any and all usage guidelines pertaining to software, data, or other Intellectual Property or proprietary rights; provided that compliance with such guidelines shall in no way limit the Parties’ rights and obligations set forth herein.

ARTICLE VI

COMPUTER SYSTEMS ACCESS, SECURITY AND INTEGRITY

Section 6.1 Systems Access.

To the extent that Service Provider or Service Recipient or their respective Affiliates (including any third-party vendors engaged thereby and subject to Service Recipient’s prior written approval) are given access (each in such capacity, a “Guest User”) to the other’s computer system(s), facilities, networks, databases or software (collectively, “Systems”) in connection with the performance of the Services, such Guest User shall comply with the other Party’s (each in such capacity, a “Host”) (a) Systems security policies, procedures and requirements made available to the Guest User from time to time (as such procedures may be amended by the Host from time to time), (b) Privacy Requirements, (c) agreed-upon security requirements set forth herein or in the Global Data Protection Agreement, and (d) privacy policies ((a), (b), (c) and (d), collectively, the “Security Regulations”); provided that, such Security Regulations are materially consistent with the Security Regulations a Party applies to its Affiliates. The Guest User shall not tamper with or circumvent any security measures employed by the Host, and shall use commercially reasonable efforts not to compromise any such security measures employed by the Host. For the avoidance of doubt, the Guest User must comply with the confidentiality obligations set forth in Article V for any Security Regulations made available to such Guest User under this Section 6.1. The Parties may agree to specific Systems access agreement(s); provided that such access agreement(s) shall not change the Parties’ rights or obligations set forth hereunder. The Guest User shall ensure that only those personnel specifically authorized to access the Host’s Systems on behalf of the Guest User do so and that such access is granted only on a strictly as-needed basis in accordance with least privileged access principles. For the avoidance of doubt, the Guest User’s access to the Systems shall be solely for purposes of, and to the extent necessary to, provide or receive the applicable Services in accordance with the terms of this Agreement. The Guest User shall use appropriate and reasonable technical, administrative and organizational measures to prevent unauthorized destruction, alteration or loss of information contained on the Host’s Systems. If at any time the Guest User determines, or the Host notifies the Guest User, that any Person has sought to circumvent or has circumvented the Host’s Security Regulations or other security, or that an unauthorized Person has accessed or may access the Host’s Systems, or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of either Party’s data, information or software, the Guest User shall promptly terminate and/or take other reasonable measures to block any such Person’s access to the Host’s Systems and promptly notify the Host thereof until such activities are remediated to the reasonable satisfaction of the Host. Without limiting the Guest User’s obligations stated in the foregoing sentence, the Host may revoke such Guest User’s personnel’s Systems credentials and privileges or otherwise take measures to protect the Systems from such personnel for so long as the Host determines, on a good faith basis, that they present a threat to the Systems. Each Host shall be provided with reasonably sufficient access, at reasonable times upon reasonable notice (e-mail to the applicable Service Coordinator or its designee shall be deemed sufficient to satisfy such notice), to audit the Guest User’s use of the Host’s Systems and compliance with the Host’s Security Regulations. The Guest User and Host shall use commercially reasonable efforts upon the termination or expiration of any Services to ensure that all applicable user IDs and passwords assigned to the Guest User are cancelled.

Section 6.2 Data Breaches.

A Party that experiences any actual or reasonably suspected unauthorized access to or acquisition, disclosure, destruction, loss, alteration or use of Personal Information transmitted, stored or otherwise processed by such Party (a “Data Breach”) shall notify the other Party in accordance with Privacy Requirements and the Global Data Protection Agreement.

Section 6.3 Virus Protection.

Both Parties agree to implement and maintain the regular use of Virus protection software programs to prevent Viruses from being coded or introduced into the Systems used in connection with the Services, including any of Service Provider’s or Service Recipient’s or their respective Affiliates’ proprietary Systems, and shall promptly implement appropriate Virus protection updates issued by applicable third-party vendors and publishers. If a Virus is found to have been introduced into the Systems used in connection with the Services, the Parties shall reasonably cooperate to eradicate and reduce the effects of such Virus and, if the Virus causes a loss of operational efficiency or loss of data, reasonably cooperate to mitigate any losses of operational efficiency or data caused by the Virus.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Dispute Resolution.

(a) Any dispute arising out of or in connection with this Agreement shall initially be submitted for resolution pursuant to the provisions of this Section 7.1 before any Party may commence any Proceeding (other than a Proceeding solely for injunctive relief) pursuant to Section 7.2(a).

(b) Any dispute shall initially be submitted to the Service Coordinators for resolution. Service Provider and Service Recipient shall cause their respective Service Coordinator to act in good faith in connection with the negotiation and resolution of the dispute.

(c) In the event the Service Coordinators fail to resolve a dispute within twenty (20) Business Days of the submission of such dispute for resolution pursuant to Section 7.1(b), then the dispute shall be submitted to the following identified executives, or their respective successors: Jerrie Kertz shall be the representative of AT&T and Rebecca Kent shall be the representative of Spinco. Such individuals shall cooperate in good faith to attempt to conclusively resolve any such dispute together.

(d) If the individuals specified in Section 7.1(c) cannot resolve a dispute within twenty (20) Business Days of the referral of the dispute to them for resolution pursuant to Section 7.1(c), either Party may avail itself of its rights provided in Section 7.2(b) and Section 7.2(c) of the Separation and Distribution Agreement pursuant to the terms and conditions thereof, which shall apply mutatis mutandis to this Agreement; provided, however, that any notices related hereto shall be given pursuant to Section 7.7.

Section 7.2 Governing Law and Venue; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(a) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 7.7 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 7.2(a) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 7.2(a).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY

WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES, AS THE CASE MAY BE, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.2(b).

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of this Agreement. If any provision of this Agreement or the application of such provision to any Person or any circumstance is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.4 Modification or Amendment; Waiver.

(a) This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against which the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.5 Assignment. Neither this Agreement nor any right or obligation hereunder may be directly or indirectly assigned, or transferred by either Party in whole or in part, to any person or entity, by operation of law or otherwise, whether voluntarily or involuntarily, without the other Party’s prior written consent, except in the event of a Change of Control of a Party, in which case such Party undergoing the Change of Control shall provide the other Party with prior written notice thereof. In the event of any such permitted Change of Control, the Parties acknowledge and agree that the Services shall continue to be provided only to those entities receiving Services hereunder as of the date of such permitted assignment or Change of Control. No assignment or Change of Control hereunder shall increase the obligations for which the non-assigning Party would have been liable hereunder in the absence of such assignment. Any assignment in violation of this Section 7.5 shall be void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 7.6 No Third-Party Beneficiaries. Except in respect of the indemnification obligations expressly provided for in Section 3.3 and Section 3.4, there shall be no third-party beneficiaries of this Agreement, or any exhibit, annex or schedule hereto, and none of them shall confer on any Person other than the Parties any claim, cause of action, right or remedy.

Section 7.7 Notice. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties, as the case may be, shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Party at the following street addresses or email addresses or at such other street address or email address for a Party, as the case may be, as shall be specified for such purpose in a notice given in accordance with this Section 7.7:

To Spinco:

Discovery, Inc.

230 Park Avenue South

New York, NY 10003

Attention: Bruce Campbell

Email: [redacted]

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen

Jonathan E. Levitsky

Sue Meng

Email: jrosen@debevoise.com

jlevitsky@debevoise.com

smeng@debevoise.com

To AT&T:

AT&T SERVICES, INC.

208 S. Akard St.

Dallas, Texas 752-2

Attention: [redacted]

Email: [redacted]

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Eric M. Krautheimer

Melissa Sawyer

Email: Krautheimere@sullcrom.com

Sawyerm@sullcrom.com

Section 7.8 Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

Section 7.9 Specific Performance. Subject to Article III, each of the Parties acknowledges and agrees that the rights of each Party are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.11 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the word “includes” or “including” is used, it shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) a reference to any Person includes such Person’s successors and permitted assigns.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h) Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the

Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 7.12 Inconsistency. In the event of any inconsistency between the terms of this Agreement and Schedule I or Schedule II, as applicable, in each case, hereto, the terms of this Agreement shall control. In the event of any inconsistency between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

Section 7.13 Force Majeure. Neither Party shall be liable in any manner for failure or delay of performance of all or part of this Agreement (other than payment obligations), directly or indirectly, owing to any acts of God, acts, orders, restrictions or interventions of any civil, military or government authority, wars (declared or undeclared), hostilities, invasions (including the invasion of and acts of war on Ukraine by Russia commencing in February of 2022), revolutions, rebellions, insurrections, terrorist acts, sabotages, embargoes, epidemics or pandemics or public health emergencies (including the COVID-19 pandemic, the governmental and social responses thereto, and changes in general economic conditions with respect to or as a result of COVID-19), strikes or other labor disturbances, civil disturbances, riots, fires, floods, storms, explosions, earthquakes, nuclear accidents, power or other utility failures, disruptions or other failures in Internet and/or other telecommunication lines, networks and backbones, delays in transportation, losses or destruction of property, changes in Laws, or any other similar causes or circumstances, in each case to the extent beyond the reasonable control of such Party (each, a “Force Majeure Event”); provided that such Party treats the other Party in dealing with such Force Majeure consistent with the manner in which it treats its own Business and the business of its Affiliates. Upon the occurrence of a Force Majeure Event, the Party whose performance is prevented or delayed shall provide written notice as soon as reasonably practicable to the other party and shall use commercially reasonable efforts to cure such failure or delay. Following such notice, the Parties shall promptly confer, in good faith, on what action may be taken to minimize the impact on both Parties of such Force Majeure Event. The Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the date hereof may be invoked as a Force Majeure Event only to the extent those effects are not reasonably foreseeable by the Parties as of the date hereof.

Section 7.14 Compliance with Law. Each Party shall comply in all material respects with applicable requirements of Law applicable to its activities in connection with this Agreement (including import and export control). If either Party receives notice from a Governmental Entity that it is in violation of a Law as a result of such Party’s provision of a Service, the Parties shall mutually cooperate such that the Service may be provided in a way that is not in violation; provided that none of Service Provider or any of its Affiliates shall have any liability for discontinuing its provision of any such Service until the Parties mutually agree in writing to the appropriate changes of such Service.

Section 7.15 No Set-Off.

The obligations of each Party shall not be subject to setoff for non-performance or any monetary or non-monetary claim by the other Party or any of its respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

Section 7.16 Definitions.

For purposes of this Agreement, capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in EXHIBIT A or as otherwise defined elsewhere in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Transition Services Agreement to be executed as of the date first above written.

AT&T SERVICES, INC.

By:	/s/ Stephen A. McGaw
Name:	Stephen A. McGaw
Title:	Senior Vice President – Corporate
Strategy and Development

[Signature Page to Transition Services Agreement]

MAGALLANES, INC.

By:	/s/ Stephen A. McGaw
Name: Stephen A. McGaw
Title: President

[Signature Page to Transition Services Agreement]

EXHIBIT A

DEFINITIONS

The following terms when used in this Agreement shall have the following definitions:

“Additional Services” has the meaning set forth in Section 1.3(a).

“Affiliates” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Service Provider Account” has the meaning set forth in Section 2.2.

“AT&T” has the meaning set forth in the Preamble.

“AT&T Parent” has the meaning set forth in the Recitals.

“AT&T Service Coordinator” has the meaning set forth in Section 1.8(d).

“Business” has the meaning set forth in the Separation and Distribution Agreement.

“Business Days” has the meaning set forth in the Merger Agreement.

“CCPA” has the meaning set forth in the Global Data Protection Agreement.

“Change of Control” shall mean the occurrence of any of the following events, either with respect to Service Provider or Service Recipient, as applicable: (i) an acquisition of a Party by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Party); or (ii) a sale of all or substantially all of the assets of a Party, so long as in either case such Party’s stockholders of record immediately prior to such sale, immediately after such sale, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; provided that a transfer by one Party to a wholly owned subsidiary of the ultimate parent company of such Party is not a Change of Control.

“Chosen Courts” has the meaning set forth in the Merger Agreement.

“Closing” has the meaning set forth in the Merger Agreement.

“Confidential Information” has the meaning set forth in Section 5.1.

“Consumer Price Index” means the measure that is published by the U.S. Bureau of Labor Statistics of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services.

“Contract” has the meaning set forth in the Merger Agreement.

“Cure Period” has the meaning set forth in Section 3.1.

“Damages” has the meaning set forth in the Separation and Distribution Agreement.

“Data Breach” has the meaning set forth in Section 6.2.

“Data Protection Regulation” has the meaning set forth in the Global Data Protection Agreement.

“Defaulting Party” has the meaning set forth in Section 4.2.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Discovery” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Equipment and Systems” has the meaning set forth in Section 1.10(b)(i).

“Extension Period” has the meaning set forth in Section 4.1.

“Fee Dispute” has the meaning set forth in Section 2.2.

“Force Majeure Event” has the meaning set forth in Section 7.13.

“Forward Services” has the meaning set forth in the Recitals.

“GAAP” has the meaning set forth in the Merger Agreement.

“Global Data Protection Agreement” means the Global Data Protection Agreement, dated as of April 8, 2022, by and between Magallanes, Inc. and AT&T Services, Inc.

“Governmental Entity” has the meaning set forth in the Merger Agreement.

“Guest User” has the meaning set forth in Section 6.1.

“Host” has the meaning set forth in Section 6.1.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Indemnitees” has the meaning set forth in Section 3.3.

“Information” shall mean all information in written, oral, electronic, computerized, digital or other tangible or intangible media; provided that the term “Information” does not include any datasets or derived data, or any Intellectual Property rights, embodied in any of the foregoing in this definition.

“Intellectual Property” has the meaning set forth in the Merger Agreement. “Late Payment Charge” has the meaning set forth in Section 2.2.

“Laws” has the meaning set forth in the Merger Agreement.

“Lookback Period” means the twelve (12) month period immediately preceding the Closing.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Omitted Services” has the meaning set forth in Section 1.3(b).

“Other Competent Authority” has the meaning set forth in the Global Data Protection Agreement.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Performance Notice” has the meaning set forth in Section 3.1.

“Person” has the meaning set forth in the Merger Agreement.

“Personal Information” shall mean any information that is processed in connection with the provision of Services relating to or reasonably capable of being associated with an identified or identifiable person, device or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, or credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, personal characteristics such as race or ethnicity, marital status, sexuality, or gender, any persistent identifier such as a customer number held in a cookie, an Internet protocol address, a processor or device serial number, user ID, advertising ID, or a unique device identifier; (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements; or (c) any other information that allows the identification of a natural person.

“Privacy Requirements” means any applicable national, federal, state or provincial data privacy or data protection Law or regulation of the jurisdictions in which the Services are performed, data subjects reside and/or Personal Information is processed, as amended or introduced from time to time, including but not limited to the Data Protection Regulation, UK Data Protection Legislation, Canada’s Personal Information Protection and Electronic Documents Act, Japan’s Act on Protection of Personal Information, CCPA, and the Federal Data Protection Act of 19 June 1992 (Switzerland); together with: any guidance, directions, decisions, determinations, codes of practice, orders, notices or demands issued by any Supervisory Authority or Other Competent Authority; and any associated binding judgments of any competent tribunal, regulatory body, or court of law; each as applicable and as amended, supplemented, substituted or replaced from time to time.

“Proceeding” has the meaning set forth in the Merger Agreement.

“Receiving Party” has the meaning set forth in Section 5.1.

“Remainco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Reverse Services” has the meaning set forth in the Recitals.

“Security Regulations” has the meaning set forth in Section 6.1.

“Separation and Distribution Agreement” has the meaning set forth in the Merger Agreement.

“Service” and “Services” have the meanings set forth in the Recitals.

“Service Coordinator” and “Service Coordinators” have the meanings set forth in Section 1.8(d).

“Service Failure” has the meaning set forth in Section 3.1.

“Service Fee” and “Service Fees” have the meanings set forth in Section 2.1.

“Service Provider” means either Party, as applicable, in its capacity as a provider of any Service under this Agreement.

“Service Provider IP” has the meaning set forth in Section 5.6(c).

“Service Provider Third-Party IP” has the meaning set forth in Section 5.6(c).

“Service Recipient” means either Party, as applicable, in its capacity as a recipient of any Service under this Agreement.

“Service Recipient IP” has the meaning set forth in Section 5.6(d).

“Service Recipient Third-Party IP” has the meaning set forth in Section 5.6(d).

“Service Standard” has the meaning set forth in Section 1.2(a).

“Service Term” has the meaning set forth in Section 4.1.

“Spinco” has the meaning set forth in the Preamble.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution” has the meaning set forth in the Merger Agreement.

“Spinco Service Coordinator” has the meaning set forth in Section 1.8(d).

“Subsidiaries” has the meaning set forth in the Merger Agreement.

“Supervisory Authority” has the meaning set forth in the Global Data Protection Agreement.

“Systems” has the meaning set forth in Section 6.1.

“Tax Matters Agreement” has the meaning set forth in the Merger Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Term” has the meaning set forth in Section 4.1.

“Third-Party Consents” has the meaning set forth in Section 1.8(a).

“Third-Party IP Matter” has the meaning set forth in Section 3.2.

“Third-Party Review” has the meaning set forth in Section 2.4.

“Trademarks” has the meaning set forth in the Merger Agreement.

“TSA IP” means any Intellectual Property or other proprietary rights (including rights in or to data or other Information), excluding rights under Trademarks or audiovisual content.

“UK Data Protection Legislation” has the meaning set forth in the Global Data Protection Agreement.

“Virus” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “malicious logic,” software routines, devices, effects, computer codes, programs or hardware components or other undisclosed feature or file that would (a) enable or assist any Person to access, without authorization, any software, firmware, middleware, hardware, network, data or other Systems element, or (b) disrupt, disable, harm, erase or otherwise impede in any manner the operation or functionality of the foregoing features or files, any portion thereof or any other software, firmware, middleware, hardware, network, data or other Systems element, except as disclosed in the documentation therefor.

Schedule I

Forward Services and Fees

Schedule II

Reverse Services and Fees

Schedule III

Excluded Services

Schedule IV

Dependent Services